Tuesday, 3/21/2006

TO: Quepasa Corporation

Board of Directors

1. I hereby voluntarily resign my position as Chairman and Chief Executive Officer of Quepasa Corporation, subject to the acceptance and approval of my new employment agreement as Chief Technical Officer executed 3/21/2006. I will continue to serve as a member of the Board of Directors of Quepasa through the end of my elected term.

Yours Truly,

____________________

Jeffrey Peterson